Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-181212) and Form S‑8 (Nos. 333-33690, 333-33676, 333-35116, 333-157070, 333-171921, 333-185082 and 333-194033) of Energizer Holdings, Inc. of our report dated November 18, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2014 Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10‑K.
PricewaterhouseCoopers LLP
St. Louis, Missouri
November 18, 2014